Exhibit 10.1

Amendment No. 1 to the

Employment Agreement between

Valley Financial Corporation and Ellis L. Gutshall

Dated November 1, 2008

This Amendment No. 1 to the Employment Agreement between Valley Financial Corporation and Ellis L. Gutshall, dated November 1, 2008 (“Agreement”) is effective as of December 12, 2008.

WHEREAS, Valley Financial Corporation (Valley Financial) is a bank holding company owning all of the outstanding stock of Valley Bank (the Bank); and

WHEREAS, Valley Financial has entered into a Securities Purchase Agreement with the United States Department of Treasury pursuant to the Emergency Economic Stabilization Act of 2008, as amended (EESA); and

WHEREAS, EESA prohibits the payment of any “golden parachute payment” as determined under EESA (as amended by the American Recovery and Reinvestment Act of 2009, signed February 17, 2009); and

WHEREAS, Valley Financial, by action of its Board of Directors on March 18, 2009, desires to amend the Agreement consistent with the requirements of EESA.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

FIRST, SECTION II (“Term of Employment and Duties”) of the Agreement is amended, effective December 12, 2008, to add the following language at the end of subsection C hereof:

Any provision of this Agreement to the contrary notwithstanding, during the CPP Covered Period, Employee’s employment with the Employer shall be terminable at will and this subsection C shall not be construed to guarantee employment or continued compensation beyond the Employee’s termination of employment from the Employer for any reason. For purposes of this Amendment, “CPP Covered Period” means any period during which financial assistance under the United States Department of Treasury’s TARP Capital Purchase Program remains outstanding, as limited by and interpreted in a manner consistent with the Emergency Economic Stabilization Act of 2008 (“EESA”).

SECOND, SECTION III ("Compensation and Related Matters") of the Agreement is amended, effective December 12, 2008, to add the following language at the end of subsection E thereof:

During the CPP Covered Period, no cash bonus will be payable under this subsection E.

THIRD, SECTION IV (“Termination of Employment”) of the Agreement is amended, effective December 12, 2008, to add the following subsection E at the end thereof:

E.     Restriction on Payments under subsections B and C. To the extent required by EESA, no payments shall be accrued under subsections B and C above, if such payments are considered “golden parachute payments” and if such payments would be made during the CPP Covered Period. For purposes of this Amendment, “golden parachute payment” means any payment upon departure from employment with Valley Financial for any reason, other than payments for services performed or benefits accrued.

FOURTH, SECTION XI (“Confidentiality; Covenant Not To Compete”) of the Agreement is amended, effective December 12, 2008, to add the following language at the end of subsection B thereof:

The Employer agrees that for terminations that occur during the CPP Covered Period, it will not enforce this subsection B if the Employee’s employment is terminated by the Employee or by the Employer for any reason.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement, to be effective as of December 12, 2008.

VALLEY FINANCIAL CORPORATION
By:	/s/ William D. Elliott
William D. Elliot, Chairman
Human Resources Committee

Date: March 18, 2009

/s/ Ellis L. Gutshall
Ellis L. Gutshall

Date: March 18, 2009

Address:	449 Canterbury Lane, SW
Roanoke, VA 24014